UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 3)*


                        Price Communications Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $0.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    741437305
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2006
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  |X|      Rule 13d-1(b)
                  | |      Rule 13d-1(c)
                  | |      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.             741437305

---------- ---------------------------------------------------------------------
   1. Names of Reporting Persons.
           I.R.S. Identification Nos. of above persons (entities only).

           Westchester Capital Management, Inc.
           13-3036274
---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
   2. Check the Appropriate Box if a Member of a Group (See Instructions)

           (a)

           (b) X
---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
   3.      SEC Use Only


---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
   4. Citizenship or Place of Organization New York
---------- ---------------------------------------------------------------------
------------------------- --------- --------------------------------------------
                             5. Sole Voting Power None
                          --------- --------------------------------------------
                          --------- --------------------------------------------
       Number of             6.     Shared Voting Power        4,490,998 shares
  Shares Beneficially
Owned by Each Reporting
      Person With
                          --------- --------------------------------------------
                          --------- --------------------------------------------
                             7. Sole Dispositive Power None
                          --------- --------------------------------------------
                          --------- --------------------------------------------
                             8. Shared Dispositive Power 4,490,998 shares
------------------------- --------- --------------------------------------------
----------- --------------------------------------------------------------------
    9.      Aggregate Amount Beneficially Owned by Each Reporting Person

            4,490,998 shares of common stock of the Issuer ("Shares") which consists of 4,472,698 Shares held by The Merger Fund and 18,300 Shares held by The Merger Fund VL, all of which Westchester Capital Management, Inc. may be deemed to beneficially own by virtue of its position as investment adviser to these entities.
----------- --------------------------------------------------------------------
----------- --------------------------------------------------------------------
   10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

----------- --------------------------------------------------------------------
----------- --------------------------------------------------------------------
   11.      Percent of Class Represented by Amount in Row (9)    8.0%
----------- --------------------------------------------------------------------
----------- --------------------------------------------------------------------
   12. Type of Reporting Person (See Instructions) IA
----------- --------------------------------------------------------------------

CUSIP No.             741437305
          ---------------------------------------

---------- ---------------------------------------------------------------------
   1.      Names of Reporting Persons
           I.R.S. Identification Nos. of above persons (entities only).

           The Merger Fund
           14-1698547
---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
   2. Check the Appropriate Box if a Member of a Group (See Instructions)

           (a)

           (b) X
---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
   3.      SEC Use Only


---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
   4. Citizenship or Place of Organization Massachusetts
---------- ---------------------------------------------------------------------
------------------------- --------- --------------------------------------------
                             5. Sole Voting Power None
                          --------- --------------------------------------------
                          --------- --------------------------------------------
       Number of             6.     Shared Voting Power        4,472,698 shares
  Shares Beneficially
Owned by Each Reporting
      Person With
                          --------- --------------------------------------------
                          --------- --------------------------------------------
                             7. Sole Dispositive Power None
                          --------- --------------------------------------------
                          --------- --------------------------------------------
                             8. Shared Dispositive Power 4,472,698 shares
------------------------- --------- --------------------------------------------
----------- --------------------------------------------------------------------
    9.      Aggregate Amount Beneficially Owned by Each Reporting Person

            4,472,698 shares
----------- --------------------------------------------------------------------
----------- --------------------------------------------------------------------
   10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

----------- --------------------------------------------------------------------
----------- --------------------------------------------------------------------
   11.      Percent of Class Represented by Amount in Row (9)    7.9%
----------- --------------------------------------------------------------------
----------- --------------------------------------------------------------------
   12. Type of Reporting Person (See Instructions) IV
----------- --------------------------------------------------------------------

CUSIP No.             741437305
          ---------------------------------------

---------- ---------------------------------------------------------------------
   1.      Names of Reporting Persons
           I.R.S. Identification Nos. of above persons (entities only).

           The Merger Fund VL
           004-3739793
---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
   2. Check the Appropriate Box if a Member of a Group (See Instructions)

           (a)

           (b) X
---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
   3.      SEC Use Only


---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
   4. Citizenship or Place of Organization Delaware
---------- ---------------------------------------------------------------------
------------------------- --------- --------------------------------------------
                             5. Sole Voting Power None
                          --------- --------------------------------------------
                          --------- --------------------------------------------
       Number of             6.     Shared Voting Power        18,300 shares
  Shares Beneficially
Owned by Each Reporting
      Person With
                          --------- --------------------------------------------
                          --------- --------------------------------------------
                             7. Sole Dispositive Power None
                          --------- --------------------------------------------
                          --------- --------------------------------------------
                             8. Shared Dispositive Power 18,300 shares
------------------------- --------- --------------------------------------------
----------- --------------------------------------------------------------------
    9.      Aggregate Amount Beneficially Owned by Each Reporting Person

            18,300 shares
----------- --------------------------------------------------------------------
----------- --------------------------------------------------------------------
   10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

----------- --------------------------------------------------------------------
----------- --------------------------------------------------------------------
   11.      Percent of Class Represented by Amount in Row (9)    0.0%
----------- --------------------------------------------------------------------
----------- --------------------------------------------------------------------
   12. Type of Reporting Person (See Instructions) IV
----------- --------------------------------------------------------------------

CUSIP No.             741437305
          ---------------------------------------

---------- ---------------------------------------------------------------------
   1. Names of Reporting Persons.
           I.R.S. Identification Nos. of above persons (entities only).

           Green & Smith Investment Management L.L.C.
           13-3869675
---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
   2. Check the Appropriate Box if a Member of a Group (See Instructions)

           (a)

           (b) X
---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
   3.      SEC Use Only


---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
   4. Citizenship or Place of Organization Delaware
---------- ---------------------------------------------------------------------
------------------------- --------- --------------------------------------------
                             5. Sole Voting Power None
                          --------- --------------------------------------------
                          --------- --------------------------------------------
       Number of             6.     Shared Voting Power        522,947 shares
  Shares Beneficially
Owned by Each Reporting
      Person With
                          --------- --------------------------------------------
                          --------- --------------------------------------------
                             7. Sole Dispositive Power None
                          --------- --------------------------------------------
                          --------- --------------------------------------------
                             8. Shared Dispositive Power 522,947 shares
------------------------- --------- --------------------------------------------
----------- --------------------------------------------------------------------
    9.      Aggregate Amount Beneficially Owned by Each Reporting Person

            522,947 shares of common stock of the Issuer ("Shares") which consists of (i) 368,347 Shares beneficially owned by GS Master Trust; (ii) 134,200 Shares beneficially owned by Institutional Benchmarks Series (Master Feeder) Limited; and (iii) 20,400 Shares beneficially owned by MSS Merger Arbitrage 2, all of which Green & Smith Investment Management L.L.C. may be deemed to beneficially own by virtue of its position as investment adviser of each of the above private entities.
----------- --------------------------------------------------------------------
----------- --------------------------------------------------------------------
   10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

----------- --------------------------------------------------------------------
----------- --------------------------------------------------------------------
   11.      Percent of Class Represented by Amount in Row (9)    0.9%
----------- --------------------------------------------------------------------
----------- --------------------------------------------------------------------
   12. Type of Reporting Person (See Instructions) IA
----------- --------------------------------------------------------------------

CUSIP No.             741437305
          ---------------------------------------

---------- ---------------------------------------------------------------------
   1.      Names of Reporting Persons
           I.R.S. Identification Nos. of above persons (entities only).

           Frederick W. Green
---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
   2. Check the Appropriate Box if a Member of a Group (See Instructions)

           (a)

           (b) X
---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
   3.      SEC Use Only


---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
   4. Citizenship or Place of Organization United States
---------- ---------------------------------------------------------------------
------------------------- --------- --------------------------------------------
                             5. Sole Voting Power None
                          --------- --------------------------------------------
                          --------- --------------------------------------------
       Number of             6.     Shared Voting Power        4,679,622 shares
  Shares Beneficially
Owned by Each Reporting
      Person With
                          --------- --------------------------------------------
                          --------- --------------------------------------------
                             7. Sole Dispositive Power None
                          --------- --------------------------------------------
                          --------- --------------------------------------------
                             8. Shared Dispositive Power 4,679,622 shares
------------------------- --------- --------------------------------------------
----------- --------------------------------------------------------------------
    9.      Aggregate Amount Beneficially Owned by Each Reporting Person

            4,679,622 Shares which consist of (i) 4,472,698 Shares beneficially owned by The Merger Fund; (ii) 18,300 Shares beneficially owned by The Merger Fund VL; (iii) 368,347 Shares beneficially owned by GS Master Trust; (iv) 134,200 Shares beneficially owned by Institutional Benchmarks Series (Master Feeder) Limited; and (v) 20,400 Shares beneficially owned by MSS Merger Arbitrage 2, all of which Frederick W. Green may be deemed to beneficially own by virtue of his position as President of Westchester Capital Management, Inc., the investment adviser of The Merger Fund and The Merger Fund VL, or by virtue of his position as a member of Green & Smith Investment Management L.L.C., which is the investment adviser of each of the other private entities listed above.
----------- --------------------------------------------------------------------
----------- --------------------------------------------------------------------
   10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

----------- --------------------------------------------------------------------
----------- --------------------------------------------------------------------
   11.      Percent of Class Represented by Amount in Row (9)    8.3%
----------- --------------------------------------------------------------------
----------- --------------------------------------------------------------------
   12. Type of Reporting Person (See Instructions) IN
----------- --------------------------------------------------------------------

CUSIP No.             741437305
          ---------------------------------------

---------- ---------------------------------------------------------------------
   1.      Names of Reporting Persons
           I.R.S. Identification Nos. of above persons (entities only).

           Bonnie L. Smith
---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
   2. Check the Appropriate Box if a Member of a Group (See Instructions)

           (a)

           (b) X
---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
   3.      SEC Use Only


---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
   4. Citizenship or Place of Organization United States
---------- ---------------------------------------------------------------------
------------------------- --------- --------------------------------------------
                             5. Sole Voting Power None
                          --------- --------------------------------------------
                          --------- --------------------------------------------
       Number of             6.     Shared Voting Power        4,679,622 shares
  Shares Beneficially
Owned by Each Reporting
      Person With
                          --------- --------------------------------------------
                          --------- --------------------------------------------
                             7. Sole Dispositive Power None
                          --------- --------------------------------------------
                          --------- --------------------------------------------
                             8. Shared Dispositive Power 4,679,622 shares
------------------------- --------- --------------------------------------------
----------- --------------------------------------------------------------------
    9.      Aggregate Amount Beneficially Owned by Each Reporting Person

            4,679,622 Shares which consist of (i) 4,472,698 Shares beneficially owned by The Merger Fund; (ii) 18,300 Shares beneficially owned by The Merger Fund VL; (iii) 368,347 Shares beneficially owned by GS Master Trust; (iv) 134,200 Shares beneficially owned by Institutional Benchmarks Series (Master Feeder) Limited; and (v) 20,400 Shares beneficially owned by MSS Merger Arbitrage 2, all of which Bonnie L. Smith may be deemed to beneficially own by virtue of her position as Vice President of Westchester Capital Management, Inc., the investment adviser of The Merger Fund and The Merger Fund VL, or by virtue of her position as a member of Green & Smith Investment Management L.L.C., which is the investment adviser of each of the other private entities listed above.
----------- --------------------------------------------------------------------
----------- --------------------------------------------------------------------
   10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

----------- --------------------------------------------------------------------
----------- --------------------------------------------------------------------
   11.      Percent of Class Represented by Amount in Row (9)    8.3%
----------- --------------------------------------------------------------------
----------- --------------------------------------------------------------------
   12. Type of Reporting Person (See Instructions) IN
----------- --------------------------------------------------------------------

Item 1.

         (a) Name of Issuer:

                  Price Communications Corporation

         (b) Address of Issuer's Principal Executive Offices:

                  45 Rockefeller Plaza
                  New York, NY 10020

Item 2.

         (a) Name of Person Filing:

                  (i) Westchester Capital Management, Inc.

                  (ii) The Merger Fund

                  (iii) The Merger Fund VL

                  (iv) Green & Smith Investment Management L.L.C.

                  (v) Frederick W. Green

                  (vi) Bonnie L. Smith

         (b) Address of Principal Business Office or, if none, Residence:

                  (i) 100 Summit Drive, Valhalla, NY 10595

                  (ii) 100 Summit Drive, Valhalla, NY 10595

                  (iii) 100 Summit Drive, Valhalla, NY 10595

                  (iv) 100 Summit Drive, Valhalla, NY 10595

                  (v) 100 Summit Drive, Valhalla, NY 10595

                  (vi) 100 Summit Drive, Valhalla, NY 10595

         (c)  Citizenship:

                  (i) New York

                  (ii) Massachusetts

                  (iii) Delaware

                  (iv) Delaware

                  (v) United States

                  (vi) United States

         (d) Title of Class of Securities: Common Stock, $0.01 par value

         (e) CUSIP No.: 741437305

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

         (a) Westchester Capital Management, Inc. is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940, as amended.

         (b) The Merger Fund is an investment company registered under Section 8 of the Investment Company Act of 1940, as amended.

         (c) The Merger Fund VL is an investment company registered under
         Section 8 of the Investment Company Act of 1940, as amended.

         (d) Green & Smith Investment Management L.L.C. was a registered investment adviser under Section 203 of the Investment Advisers Act of 1940, as amended, as of December 31, 2006.

         (e) Frederick W. Green is President of Westchester Capital Management, Inc., the investment adviser of The Merger Fund and The Merger Fund VL, and is a member of Green & Smith Investment Management L.L.C.

         (f) Bonnie L. Smith is Vice President of Westchester Capital Management, Inc., the investment adviser of The Merger Fund and The Merger Fund VL, and is a member of Green & Smith Investment Management L.L.C.

Item 4.  Ownership.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a) Amount beneficially owned and (b) Percent of class: See Items 5 through 11 of the cover pages attached hereto.

                  This Schedule 13G shall not be construed as an admission that the Reporting Persons, either for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for other purposes, are the beneficial owners of any securities covered by this statement.

         (c)      See Items 5 through 8 of the cover pages attached hereto.

Item 5.  Ownership of Five Percent or Less of a Class.

         Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

         Not applicable.

Item 8.  Identification and Classification of Members of the Group.

         Not applicable.

Item 9.  Notice of Dissolution of Group.

         Not applicable.

Item 10.  Certification.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                                       SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 12, 2007

                                     WESTCHESTER CAPITAL MANAGEMENT, INC.



                                     By: /s/ Bonnie L. Smith
                                         Name:  Bonnie L. Smith
                                         Title: Vice President


                                     THE MERGER FUND


                                     By: /s/ Bonnie L. Smith
                                         Name:  Bonnie L. Smith
                                         Title: Vice President


                                     THE MERGER FUND VL


                                     By: /s/ Bonnie L. Smith
                                         Name:  Bonnie L. Smith
                                         Title: Vice President


                                     GREEN & SMITH INVESTMENT MANAGEMENT L.L.C.



                                     By:  /s/ Bonnie L. Smith
                                          Name: Bonnie L. Smith
                                          Title: Senior Vice President



                                          /s/ Frederick W. Green
                                          Frederick W. Green




                                          /s/ Bonnie L. Smith
                                          Bonnie L. Smith

                                                                       Exhibit A


                                    AGREEMENT

         The undersigned, Westchester Capital Management, Inc., The Merger Fund, The Merger Fund VL, Green & Smith Investment Management L.L.C., Frederick W. Green and Bonnie L. Smith agree that the statement to which this exhibit is appended is filed on behalf of each of them.

February 12, 2007

                                     WESTCHESTER CAPITAL MANAGEMENT, INC.



                                     By: /s/ Bonnie L. Smith
                                         Name:  Bonnie L. Smith
                                         Title: Vice President


                                     THE MERGER FUND


                                     By: /s/ Bonnie L. Smith
                                         Name:  Bonnie L. Smith
                                         Title: Vice President


                                     THE MERGER FUND VL


                                     By: /s/ Bonnie L. Smith
                                         Name:  Bonnie L. Smith
                                         Title: Vice President


                                     GREEN & SMITH INVESTMENT MANAGEMENT L.L.C.



                                     By:  /s/ Bonnie L. Smith
                                          Name: Bonnie L. Smith
                                          Title: Senior Vice President



                                          /s/ Frederick W. Green
                                          Frederick W. Green




                                          /s/ Bonnie L. Smith
                                          Bonnie L. Smith